Farmer Mac Closes $318.8 Million Securitization of Agricultural Mortgage-Backed Securities (AMBS)

WASHINGTON, D.C., November 26, 2024 – The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s secondary market provider that increases the accessibility of financing for American agriculture and rural infrastructure, announced today that it has completed a $318.8 million securitization of agricultural mortgage loans. This is Farmer Mac’s fifth transaction in the FARM series since 2021.
"We are very pleased with the execution of our fifth agricultural mortgage-backed securitization (AMBS) transaction, FARM 2024-2, as we returned to the market for a second time in 2024,” said President and Chief Executive Officer, Brad Nordholm. “Farmer Mac remains committed to being a frequent issuer and developing a vibrant and liquid AMBS market that is central to our core mission to improve credit accessibility in rural America.”
The mortgage pool for FARM Series 2024-2 consists of 446 agricultural mortgage loans with an aggregate outstanding principal balance of approximately $318.8 million. The loans in the pool were underwritten to Farmer Mac’s industry-leading standards that focus on repayment capacity through stressed inputs. This deal included a $294.9 million senior tranche guaranteed by Farmer Mac and a $23.9 million unguaranteed subordinate tranche. The senior tranche reflects an enhanced sophistication of the securitization by offering notes in three classes, A, A1, and A2, each of which are guaranteed by Farmer Mac. These three guaranteed classes provide for differing principal repayment cashflows, which provided more investment options and drove new investor demand.
“We are once again thrilled to see such strong demand for our FARM securitization program from a broad range of investors,” said Chief Financial Officer and Treasurer, Aparna Ramesh. “The FARM 2024-2 transaction exemplifies the strength and breadth of our platform and the continued strong demand for our attractive portfolio of agricultural mortgage loans. We look forward to growing this program by introducing new products that align with our mission fulfillment, while continuing to diversify our investor base.”
BofA Securities, Inc. and Oppenheimer & Co. Inc. acted as joint bookrunners along with CastleOak Securities, L.P. and Seaport Global Securities LLC, as selling group members. Dechert LLP served as legal advisor to Farmer Mac. Morgan, Lewis and Bockius LLP served as legal advisor to BofA Securities, Inc., Oppenheimer & Co. Inc., CastleOak Securities, L.P., and Seaport Global Securities LLC.
About Farmer Mac
Farmer Mac is driven by its mission to increase the accessibility of financing for American agriculture and rural infrastructure. As a secondary market for our nation's agricultural and rural infrastructure credit, we provide financial solutions to a broad spectrum of customers supporting rural America, including agricultural lenders, agribusinesses, and rural electric cooperatives. We are uniquely positioned to facilitate competitive access to financing that fuels growth, innovation, and prosperity in America's rural and agricultural communities. Additional information about Farmer Mac is available on Farmer Mac's website at www.farmermac.com.

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